HEALTHCARE EXECUTIVE JOINS
                          AUXILIO'S BOARD OF DIRECTORS


January 2, 2006 - Mission Viejo, CA - Auxilio, Inc. (AUXO.OB) a leading provider of document image management services for the healthcare industry, announced today that Edward Case has agreed to join its Board of Directors as of January 1st 2006. Mr. Case will bring extensive healthcare financial and operational experience to the Auxilio Board. He will provide assistance with Auxilio's Audit Committee and operational issues such as vendor relationships and pricing, as well as provide a continual understanding of the healthcare financial environment.

Most recently Mr. Case has owned and operated Healthcare Resource Associates, a leading provider of business process outsourcing services focused on cash flow improvements for hospitals and physicians. Prior to Healthcare Resource Associates, Mr. Case was President and CEO of Presbyterian Healthcare, a three hospital regional system serving a two state region, providing a full range of specialty and tertiary services, with annual revenue of approximately $600 million.

Mr. Case also spent 13 years with BJC Health System in St. Louis, MO. A nationally recognized system operating 13 hospitals with annual revenues in excess of $2.0 billion, Mr. Case held the title of Chief Financial Officer and Chief Executive Officer during his tenure at the system. He was responsible for the overall strategic, financial and operational leadership of the system.

"We are honored to have an individual with the kind of experience that Ed brings to us," stated Joe Flynn, Chairman & CEO of Auxilio, Inc. "Ed has been in Healthcare for over 20 years and will provide Auxilio with the in-depth knowledge of the healthcare financial environment we need to successfully grow Auxilio. Having Ed on our board helps to accomplish our goal of working with more senior level healthcare executives to help guide Auxilio through our continued growth," added Flynn.

"I am excited about working with Joe and his team at Auxilio as a member of the Board of Directors," stated Mr. Case. "Auxilio's very unique business model of providing on site managed services for document image management is something that is long overdue in healthcare. For far too long, healthcare administrators have had no true concept of the costs related to utilization of the expensive equipment and services often related to document image management, nor the impact this process has on employee productivity. Auxilio has created a very clear and concise measure of this area that I believe will provide tremendous value to the healthcare market," added Mr. Case.

Mr. Case has served as a lecturer at the University of North Carolina's Masters in Healthcare Administration Program. Mr. Case has also been a lecturer and instructor for the Washington University School of Medicine Masters in Healthcare Administration Program. Mr. Case has his B.S. in Business Administration from the University of Missouri, as well as his Masters in Public Health from the University of North Carolina.

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About Auxilio, Inc.

Auxilio, Inc. provides total outsourced document image management services and related financial and business processes for major healthcare facilities. The company's proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce document image expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio's analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio's document image management programs guarantee our clients immediate measurable savings, a fully outsourced process and unparalleled service. Auxilio's target market includes medium to large hospitals, health plans and healthcare systems. Customers served by Auxilio include health systems such as Raritan Bay Medical Center, California Pacific Medical Center, Memorial Health Services, St. Joseph's Health System, Catholic Healthcare West and Huntington Hospital of Pasadena, CA.

For more information, see the company's website at www.auxilioinc.com or contact:

Michalyn Bauman
Director of Marketing
Auxilio, Inc.
27401 Los Altos, Suite 100
Mission Viejo, CA 92691
Phone: 949-614-0700 ext. 203
Fax: 949-614-0701
mbauman@auxilioinc.com


Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company's annual report on form 10-KSB for the period ending December 31, 2004, as filed with the Securities and Exchange Commission on April 14, 2005. These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.